EXHIBIT 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com

Visual Data Corporation Signs Merger Agreement with Onstream Media
Onstream Media to Become a Wholly Owned Subsidiary of Visual Data

Pompano Beach, FL – October 22, 2003 – Visual Data Corporation (Nasdaq: VDAT), today reported that it has signed a merger agreement with privately held Onstream Media Corporation to acquire the remaining 72% of Onstream Media that Visual Data does not presently own.

Under the terms of the merger agreement, each common share of Onstream Media (other than shares owned by Visual Data) shall be converted into the right to receive .1481 restricted common shares of Visual Data Corporation common stock. It is estimated that at the time of the merger Visual Data will issue approximately 2 million shares of restricted common stock to acquire the remaining interest in Onstream Media.

The closing of the merger is subject to various conditions, including approval by Visual Data and Onstream Media shareholders, as well as the completion by Visual Data of a financing for a minimum of $6.5 million. Jesup & Lamont Securities Corporation has issued a fairness opinion regarding this transaction to the board of directors of Visual Data.

“The proposed merger with Onstream Media is a logical extension of our ongoing efforts to build Visual Data Corporation into an integrated rich media managed services provider,” said Randy Selman, president and chief executive officer of Visual Data. “By merging at this point in time, we believe that we will have access to better financial and strategic resources that will allow us to scale our business more quickly. As a result, we feel the merger will provide us the leverage necessary to further penetrate and gain market share in our webcasting and Ednet businesses, as well as providing highly secure enterprise content management services to the e-learning, entertainment, telecommunications and government markets. With the integration of Onstream Media into Visual Data, we believe we will be able to capture a greater revenue share with expanded margins.”

“We are excited by the opportunities we see being created by becoming an integral part of the Visual Data family,” said Cliff Friedland, chief executive officer of Onstream Media. “We believe that by becoming a single entity, we will be able to capitalize on providing comprehensive rich media web services including digital asset management, collaboration and distribution, to the expanding enterprise broadband market and Visual Data’s prominent customer base, as well as our own prospects.”

About Onstream Media

Onstream Media is developing a desktop solution for education, corporations, government, healthcare and media & entertainment companies to better manage their digital rich media without the requirement for major capital investment for the hardware, software and additional staff necessary to build their own digital asset management solution. Onstream Media will digitize, encode, index, centralize, transcode and distribute all rich media content within an organization or industry sector and make it immediately available worldwide, saving valuable time and money.

Visual Data Corporation Signs Merger Agreement with Onstream Media

About Visual Data Corporation

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

Certain statements in this document and elsewhere by Visual Data are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of Visual Data to complete the proposed merger with Onstream Media; if the merger with Onstream Media is completed, events or circumstances which affect the ability of Visual Data and Onstream Media to integrate successfully and achieve the anticipated benefits of the transaction; the ability of Visual Data to obtain sufficient financing; the ability of Visual Data and Onstream Media to operate profitably given each’s history of operating losses; competitive pricing for each company’s products; fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet; and dilution to shareholders caused by the issuance of stock in the merger with Onstream Media. Visual Data undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are urged, however, to consult any further disclosures made on related subjects in reports filed with the SEC.

Securities offered will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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